EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Comments on 2017 Statutory Financial Information Released by its Parent Company, Employers Mutual Casualty Company

DES MOINES, Iowa (January 30, 2018) - Employers Mutual Casualty Company (Employers Mutual), the parent company of EMC Insurance Group Inc. (NASDAQ:EMCI) (the Company), today announced to its employees that the statutory combined trade ratio of the EMC Insurance Companies was 102.6 percent for the year ended December 31, 2017. This announcement was made in conjunction with a company-wide disclosure of the results of Employers Mutual’s 2017 contingent salary plan. This statutory combined trade ratio is not prepared on the basis of generally accepted accounting principles (GAAP) and reflects the operating results of all insurance company subsidiaries and affiliates of Employers Mutual, including the insurance subsidiaries of the Company.

Additional year-end 2017 statutory financial information released by Employers Mutual included premiums written growth of 3.9 percent and an increase in policyholders’ surplus of 4.9 percent.

The Company’s statutory combined trade ratio for 2017 was 101.7 percent and premiums written increased 3.6 percent. On a segment basis, the property and casualty insurance segment had a statutory combined trade ratio of 98.7 percent and premiums written growth of 4.4 percent. The reinsurance segment’s statutory combined trade ratio was 111.9 percent and premiums written increased 0.9 percent. These statutory combined trade ratios should not be considered indicative of the GAAP combined ratios or any other operating results for the year ended December 31, 2017, that will be reported by the Company on February 8, 2018.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual. EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Industry Metric
Premiums written: Premiums written is an industry metric used in statutory accounting to quantify the amount of insurance sold during a specified reporting period. Management analyzes trends in premiums written to assess business efforts, and uses it as a financial measure for goal setting and determining a portion of employee and senior management awards and compensation. Premiums earned, used in both statutory and GAAP accounting, is the recognition of the portion of premiums written directly related to the expired portion of an insurance policy for a given reporting period. The unexpired portion of premiums written is referred to as unearned premiums, and represents the portion of premiums written that would be returned to a policyholder upon cancellation of a policy.

Contacts
Investors:                            Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                 lisa.l.hamilton@emcins.com